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                                                                      Exhibit 21

                    SUBSIDIARIES OF TEXAS UTILITIES COMPANY


                                         STATE OR COUNTRY OF INCORPORATION
Texas Utilities Electric Company                     Texas
Southwestern Electric Service Company                Texas
Texas Utilities Australia Pty. Ltd.                Australia
Texas Utilities Fuel Company                         Texas
Texas Utilities Mining Company                       Texas
Texas Utilities Services, Inc.                       Texas
Basic Resources Inc.                                 Texas
Chaco Energy Company                              New Mexico
Texas Utilities Properties Inc.                      Texas
Texas Utilities Communications Inc.                  Texas